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                                   OPTION AGREEMENT

    THIS OPTION AGREEMENT is made as of the 3rd day of February, 1997, by and between Tichenor Media System, Inc., a Texas corporation ("Grantor"), and Heart Unlimited Company, a Delaware corporation ("Grantee").

                                 W I T N E S S E T H:

    WHEREAS, Grantor is the licensee of radio station KXTN-AM (the "Station") authorized by the Federal Communications Commission; and

    WHEREAS, the Grantee desires to have the right and option to purchase (the "Purchase Option") from Grantor all of the radio station properties and assets used or useful in the ownership and operation of the Station (the "Station Assets") under the terms and conditions herein set forth, and Grantor desires to grant to the Grantee such right and option; and

    WHEREAS, the Grantor and the Grantee have entered into a Time Brokerage Agreement pursuant to which the Grantee will broadcast certain programs on the Station;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

    1. In consideration of the entering of the Time Brokerage Agreement, Grantor hereby grants the Purchase Option in favor of Grantee. Grantee may exercise the Purchase Option by giving written notice to Grantor of its exercise of the Purchase Option during the Option Period (as defined herein). Upon exercise of the Purchase Option, Grantor shall be required, subject to the terms and conditions set forth herein, to sell the Station Assets used or useful in the operation of the Station to Grantee. As used herein, the term "Option Period" means the period commencing on the date hereof and terminating 21 months after the date hereof; provided, however, if the Grantor terminates the Time Brokerage Agreement pursuant to the early termination provisions contained in Section 2.2 of the Time Brokerage Agreement, then the Option Period will terminate on the 30th day after such termination date.

    2. Upon the exercise of the Purchase Option, Grantee and Grantor shall negotiate and execute a mutually acceptable Asset Purchase Agreement, providing for a purchase price of $1.0 million and containing customary
representations and warranties (the "Asset Purchase Agreement").   A closing
(the "Closing") for the sale and purchase of the Station Assets shall be held at such time and at such place as designated in the Asset Purchase Agreement (the "Closing Date").

    3. Prior to the Closing Date, all notices to third parties and other publicity relating to the transaction contemplated by this Agreement shall be jointly planned and agreed to by the Grantor and Grantee.

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    4.   Except as otherwise expressly provided herein, each party shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

    5. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

    6. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by certified mail, return receipt requested, or by nationally recognized "next-day" delivery service, to the parties at the addresses set forth in the Time Brokerage Agreement.

    7. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.

    8. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    9. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       TICHENOR MEDIA SYSTEM, INC.



                                       By:  /s/ McHenry T. Tichenor, Jr.
                                          -------------------------------------
                                           McHenry T. Tichenor, Jr.
                                           President



                                       [GRANTEE]

                                       HEART UNLIMITED COMPANY

                                       By: /s/ McHenry T. Tichenor
                                          -------------------------------------

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